UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2007 (July 26, 2007)

HOSPITALITY PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts  02458

(Address of Principal Executive Offices)   (Zip Code)

617-964-8389

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On August 1, 2007, Hospitality Properties Trust, or the Company, issued a press release setting forth the Company’s results of operations and financial condition for the quarter and six months ended June 30, 2007 and also provided certain supplemental operating and financial data for the quarter and six months ended June 30, 2007.  Copies of the Company’s press release and supplemental operating and financial data are furnished as Exhibits 99.1 and 99.2 hereto, respectively.

Item 8.01.    Other Events.

By letter dated June 18, 2007, the Company sent a notice to a subsidiary of Homestead Village Incorporated, or Homestead, stating that Homestead was in default of its obligations under its lease with the Company and that the Company was terminating the lease.  Homestead leased 18 Homestead Studio Suites® hotels from the Company for a minimum rent of approximately $15.96 million per year plus percentage rent based upon gross revenues.  On July 26, 2007, the Company sold these hotels for $205 million. This sale resolves outstanding disputes with Homestead. Seventeen of these hotels were sold to a separate third party for approximately $192 million. One hotel was purchased by a subsidiary of HRPT Properties Trust, a publicly traded real estate investment trust that is managed by Reit Management & Research LLC, which is also our manager, for approximately $13 million. Net proceeds from the sale after the refund of a $15.96 million security deposit and payment of closing costs were approximately $189 million and were used to reduce amounts outstanding under the Company’s revolving credit facility. The Company expects to recognize a gain on this sale of approximately $95 million in the 2007 third quarter.

Item 9.01.    Financial Statements and Exhibits.

(d)          Exhibits

The Company hereby furnishes the following exhibits:

99.1         Press release dated August 1, 2007

99.2         Second Quarter 2007 Supplemental Operating and Financial Data

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST

	By:	/s/ Mark L. Kleifges
	Name:	Mark L. Kleifges
	Title:	Treasurer and Chief Financial
Officer

Dated: August 1, 2007